Exhibit 23(p)(1)

                      FIRST FINANCIAL CAPITAL ADVISORS, LLC
                                 CODE OF ETHICS

1.   STATEMENT OF STANDARDS

     This Code of Ethics (the "Code") sets forth the basic policies of ethical conduct for all directors, officers and employees of First Financial Capital Advisors, LLC (the "Firm").

     The foundation of this Code consists of basic standards of conduct including, but not limited to compliance with applicable law and regulation and the avoidance of conflicts between personal interests and interests of the Firm or its clients. To this end, directors, officers and employees of the Firm should understand and adhere to the following ethical standards:

     THE DUTY TO COMPLY WITH THE FIRM'S POLICIES AND PROCEDURES AND WITH APPLICABLE FEDERAL SECURITIES LAWS;(1)

          Compliance with the federal securities laws and the rules promulgated under those laws form the baseline requirements for the Firm and its employees. The Firm has adopted policies and procedures reasonably designed to prevent violations of these laws and regulations. The directors, officers and employees of the Firm have the obligation to follow the Firm's policies and procedures as well as other requirements or prohibitions of the applicable federal securities laws. Questions about the Firm's policies and procedures or about the obligations of access persons under the applicable federal securities laws should be directed to the Firm's designated Compliance Officer.

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(1) As it is used in this code, the term "applicable federal securities laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds, and any rules adopted thereunder by the Commission or the Department of the Treasury.

     THE DUTY AT ALL TIMES TO PLACE THE INTERESTS OF FIRM'S CLIENTS FIRST;

          This duty requires that the directors, officers and employees of the Firm avoid serving their own personal interests ahead of the interests of the Firm's clients.

     THE DUTY TO ENSURE THAT ALL PERSONAL SECURITIES TRANSACTIONS BE CONDUCTED IN A MANNER THAT IS CONSISTENT WITH THIS CODE TO AVOID ANY ACTUAL OR POTENTIAL CONFLICT OF INTEREST OR ANY ABUSE OF SUCH DIRECTORS, OFFICERS AND EMPLOYEES POSITION OF TRUST AND RESPONSIBILITY; AND

          The directors, officers and employees of the Firm should study this Code and ensure that they understand its requirements. They should conduct their personal investment activities in a manner that not only achieves technical compliance with this Code but also abides by its spirit and principles.

          This includes the obligation to report any violations of this code of ethics promptly to the Firm's Compliance Officer or to such other person as the Firm may designate to administer the code of ethics.

     THE DUTY TO ENSURE THAT THE DIRECTORS, OFFICERS AND EMPLOYEES OF THE FIRM DO NOT TAKE INAPPROPRIATE ADVANTAGE OF THEIR POSITION WITH THE FIRM.

          Directors, officers and employees engaged in personal securities transactions should not take inappropriate advantage of their position or of information obtained during the course of their association with the Firm. They should avoid situations that might compromise their judgment (e.g., the receipt of perquisites, gifts of more than de minimis value ($250) or unusual investment opportunities from persons doing or seeking to do business with the Firm).

2.   DEFINITIONS

     A. "Access Person" means any supervised person(2) of the Firm who has access to nonpublic information regarding the portfolio holdings of any reportable fund, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. Directors and officers of the Firm are presumed to be access persons.

     B. "Beneficial ownership" will be interpreted in the same manner as it would be under Exchange Act Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. A Covered Person should consider himself the beneficial owner of securities held by a spouse, a child or a relative who shares the home, or other persons, if by reason of any contract, understanding, relationship, agreement or other arrangement, the covered person obtains, directly or indirectly, the opportunity to profit or share in any profit derived from a transaction in the securities.

     C. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act. Section 2(a)(9) provides that "control" generally means the power to exercise a controlling influence over the management or polices of a company, unless such power is solely the result of an official position with such company.

     D. "Covered Persons" means the directors, officers and employees of the Firm, whether they are access persons or not.

     E. An "initial public offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

     F. A "limited offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

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(2) As it is used in this code, the term "Supervised person" means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

     G. "Purchase or sale" for purposes of this Code of Ethics includes, among other things, the writing of an option to purchase or sell a security.

     H. "Reportable Fund" means: (1) Any fund(3) for which the Firm serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or (2) Any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with the Firm.

     I. "Reportable Security" means a security as defined in section 202(a)(18) of the Investment Advisers Act of 1940(4), except that it does not include:

     -    Direct obligations of the Government of the United States;

     - Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

     -    Shares issued by money market funds;

     -    Shares issued by open-end funds other than reportable funds; and

     - Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

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(3) As it is used in this code, the terms "fund" or "funds" means an investment company registered under the Investment Company Act of 1940.

(4) In that section the term "security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

3.   RESTRICTIONS APPLICABLE TO COVERED PERSONS

Covered Persons may have access to information about the trading activity of the Firm that is confidential and not available to the general public, such as (but not limited to) information concerning securities held in, or traded by, the Firm, information concerning certain underwritings of broker/dealers affiliated with a Fund that may be deemed to be "MATERIAL INSIDE INFORMATION", and information which involves a merger or acquisition that has not been disclosed to the public.

"MATERIAL INSIDE INFORMATION" IS DEFINED AS ANY INFORMATION ABOUT A COMPANY WHICH HAS NOT BEEN DISCLOSED TO THE GENERAL PUBLIC AND WHICH EITHER A REASONABLE PERSON WOULD DEEM TO BE IMPORTANT IN MAKING AN INVESTMENT DECISION OR THE DISSEMINATION OF WHICH IS LIKELY TO IMPACT THE MARKET PRICE OF THE COMPANY'S SECURITIES.

Covered Persons in possession of material inside information must not trade in or recommend the purchase or sale of the securities concerned until the information has been properly disclosed and disseminated to the public.

In addition, Rule 17j-1(b) under the Investment Company Act of 1940 (the "Act") makes it unlawful for any affiliated person of an investment adviser to a mutual fund, in connection with purchase or sale by such person of a security held or to be acquired by the fund:

     -    To employ any device, scheme or artifice to defraud the fund;

     - To make to the fund any untrue statement of a material fact or omit to state to the fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

     - To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the fund; or

     -    To engage in any manipulative practice with respect to the fund.

ENGAGING IN SHORT-TERM TRADING PRACTICES OR OTHER POTENTIALLY ABUSIVE TRADING IN SHARES OF A REGISTERED INVESTMENT COMPANY FOR WHICH THE FIRM IS A SERVICE PROVIDER MAY CONSTITUTE VIOLATIONS OF RULE 17J-1(B) AND/OR THE STATED POLICIES OF THE REGISTERED INVESTMENT COMPANY. ACCORDINGLY, COVERED PERSONS OF THE FIRM ARE PROHIBITED FROM ENGAGING OR ATTEMPTING TO ENGAGE IN EXCESSIVE TRADING AND EXCHANGE ACTIVITY OR OTHER POTENTIALLY ABUSIVE TRADING IN THE SHARES OF SUCH A REGISTERED INVESTMENT COMPANY, INCLUDING TRADING THAT VIOLATES THE STATED POLICIES OF THE REGISTERED INVESTMENT COMPANY. ADDITIONAL GUIDELINES AS TO WHAT CONSTITUTES "EXCESSIVE" AND "ABUSIVE" MAY BE ADOPTED BY THE FIRM AS NECESSARY.

4.   REPORTING REQUIREMENTS

     A. Reporting. Each access person of the Firm, shall submit the following reports in the forms attached hereto as Exhibits A-D to the Firm's Compliance Officer showing all transactions in Reportable Securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership:

          (1) Initial Holding Report. Exhibit A shall initially be filed no later than 10 days after that person becomes an access person of the Firm and must be current as of a date no more than 45 days prior to the date the person becomes an access person of the Firm. This requirement may be satisfied by submitting a current copy of your brokerage statement along with Exhibit A.

          (2) Transaction Reports. Exhibits B and C shall be filed no later than 30 days after the end of each calendar quarter. These periodic reports must be made in addition to the Firm receiving brokerage statement copies no later than 30 days following the end of the calendar quarter. In the event you establish a new account this must be disclosed on Exhibit C no later than 30 days following the end of the calendar quarter and a statement copy should be forwarded to the Firm on a monthly basis.

          (3) Annual Report. Exhibit D must be submitted by each access person within 45 days after the end of June each year. No additional reporting is required to the extent monthly statements are received by the Firm on a monthly basis.

     B. Exceptions. The reporting requirements outlined above do not apply:

          - To securities held in accounts over which an access person has no direct or indirect influence or control; or

          - Transactions effected pursuant to an automatic investment plan.(5)

     C. Notification. The Firm's Compliance Officer (or his or her delegate) shall notify each access person of the Firm who may be required to make reports pursuant to this Code of Ethics that such person is subject to reporting requirements and shall deliver a copy of this Code of Ethics to each such person.

     D. Additional Reporting. In addition to the required reporting outlined in Section A above, the Firm retains the right at any time to request additional documentation with respect to any transaction, covered security or account from any person subject to this code.

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(5) The term "automatic investment plan" means a program in which regular periodic purchases or sales are made automatically in investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend investment plan.

5.   REVIEW AND ENFORCEMENT

     A. Review.

          (1) The Firm's Compliance Officer (or his or her delegate) shall review the reported personal securities transactions of access persons for compliance with the requirements of this Code of Ethics.

          (2) At least once each year the Compliance Officer (or his or her delegate) shall provide each access person with a copy of the Firm's Code of Ethics and of any amendments to the Code and shall require each access person to acknowledge that he or she has received a copy of the Code of Ethics.

          (3) If the Firm's Compliance Officer (or his or her delegate) determines that a violation of this Code of Ethics may have occurred, before making a final determination that a material violation has been committed by an individual, the Firm's Compliance Officer (or his or her delegate) may give such person an opportunity to supply additional information regarding the transaction in question.

     B. Enforcement.

          (1) If the Firm's Compliance Officer (or his or her delegate) determines that a material violation of this Code of Ethics has occurred, he or she shall promptly report the violation to the Board of Directors of the Firm. The Directors, with the exception of any person whose transaction is under consideration, shall take such actions as they consider appropriate, including imposition of any sanctions that they consider appropriate.

          (2) No person shall participate in a determination of whether he or she has committed a violation of this Code of Ethics or in the imposition of any sanction against himself or herself. If, for example, a securities transaction of the Firm's Compliance Officer is under consideration, an officer of the Firm designated for the purpose by the Directors of the Firm shall act in all respects in the manner prescribed herein for the Firm's Compliance Officer.

6.   TRADING RESTRICTIONS

     A. Initial Public Offerings and Limited Offerings. No access person may acquire any direct or indirect beneficial ownership in any securities in an initial public offering or in a limited offering unless the Firm's Compliance Officer (or his or her delegate) has authorized the transaction in advance.

     B. Preclearance.

          (1) An access person may not purchase or sell, directly or indirectly any Reportable Security unless the Compliance Officer (or his or her delegate) has approved a written request relating to such purchase or sale within three days prior to the execution of the transaction and such approval has not been rescinded by the Compliance Officer. The Compliance Officer shall not grant preclearance for a transaction in a Reportable Security if, to the knowledge of the Compliance Officer, the Firm has a pending buy or sell order for that security or a closely related security.

This preclearance requirement shall not apply:

          -    to purchase or sale transactions that involve $10,000 or less;

          -    to purchases or sales of shares of First Financial Bancorp stock;
               or

          -    to purchases or sales of shares of a reportable fund.

     C. Abusive Trading. Access persons of the Firm are prohibited from engaging or attempting to engage in excessive trading and exchange activity or other potentially abusive trading in the shares of such a registered investment company, including trading that violates the stated policies of the registered investment company.

PLEASE NOTE: ACCESS PERSONS OF THE FIRM SHOULD NOT PLACE TRADES IN ANY AMOUNT IN A COVERED SECURITY ON A DAY DURING WHICH, TO THE KNOWLEDGE OF THE ACCESS PERSON, THE FIRM HAS A "BUY" OR "SELL" ORDER PENDING.

7.   RECORDS

          The Firm shall maintain records in the manner and to the extent set forth below:

     - A copy of the Firm's current code of ethics and of any code of ethics that at any time within the past five years was in effect.

     - A record of any violation of the code of ethics, and of any action taken as a result of the violation.

     - A record of all written acknowledgments of receipt of a copy of the Firm's code of ethics for each person who is currently, or within the past five years was, a supervised person of the Firm.

     - A record of each report made by an access person of the Firm, including broker trade confirmations or account statements received in lieu of such reports, all such information, whether from a report made by an access person or from information provided in lieu of a report, to be maintained electronically in an accessible computer database.

     - A record of the names of persons who are currently, or within the past five years were, access persons of the Firm.

     - A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities in an initial public offering or limited offering by access persons of the Firm for at least five years after the end of the fiscal year in which the approval is granted.

Such records shall be maintained and preserved in an easily accessible place for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record, the first two years in an appropriate office of the investment adviser.

8.   MISCELLANEOUS

     A. Confidentiality. All reports of securities transactions and any other information provided by any person pursuant to this Code of Ethics shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission or any other state or federal agency with jurisdiction over the activities of the Firm or its directors, officers or employees..

     B. Amendment; Interpretation of Provisions. The Board of Directors of the Firm may from time to time amend this Code of Ethics or adopt such interpretations of this Code of Ethics as they deem appropriate.